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                    December 29, 2020

       Elena Krioukova
       Principal Executive Officer
       Hygge Integrated Brands Corp.
       1 Young Street, Unit 1801
       Toronto, Ontario Canada M5E 1W7

                                                        Re: Hygge Integrated
Brands Corp.
                                                            Form 10-K For The
Fiscal Year Ended May 31, 2020
                                                            Filed May 31, 2020
                                                            File No. 000-56183

       Dear Ms. Krioukova:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing